Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated May 6, 2014

This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes. In the event of any inconsistency between the information presented herein and any such term sheet, such term sheet shall govern. The information contained in this document is for informational purposes only.
JPMorgan Notes Linked to an Equally Weighted Basket of Four Currencies Relative
to the European Union Euro due May 12, 2017
The notes are designed for investors who seek leveraged exposure to any appreciation in an equally -weighted basket of the Indian rupee, the Indonesian rupiah, the Turkish lira, and the South African rand relative to the European
Union euro over the term of the notes. Investors should be willing to forgo interest payments while seeking repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase and Co.

Basket                         An equally weighted basket of the Indian rupee, the Indonesian rupiah, the Turkish lira, and the South African rand (each, a "Reference Currency", and together, the "Reference
                               Currencies") relative to the European Union euro (the "Base Currency")
Spot Rate                      On any relevant day, for each Reference Currency, (a) the number of units of the Reference
                               Currency per one U.S. dollar exchange rate as reported by Reuters Group PLC ("Reuters")
                               on their respective Reuters page times (b) the U.S. dollar per one European Union euro exchange rate as reported by Reuters on page WMRSPOT05 at approximately 4:00 p.m.,
                               Greenwich Mean Time, on that day
Reference Currencies           The Indian rupee, the Indonesian rupiah, the Turkish lira, and the South African rand
Base Currency                  EUR
Denominated Currency           USD
Additional Amount              The Additional Amount per $1,000 principal amount note payable at maturity will equal
                               $1,000 x the Basket Return x the Participation Rate, provided that the Additional Amount will not be less than zero.
Participation Rate             At least 150%. The actual Participation Rate will be provided in the pricing supplement and will not be less than 150%.
Ending Averaging Dates         May 3, 2017; May 4, 2017; May 5, 2017; May 8, 2017; May 9, 2017
Maturity Date                  May 12, 2017
Basket Return                  (Ending Basket Level - Initial Basket Level) / Initial Basket Level
Starting Basket Level          Set equal to 100 on the pricing date
Ending Basket Level            The arithmetic average of the Basket Closing Levels on each of the five Ending Averaging
                               Dates
Basket Closing Level           100 x [1 + (INR Return x 25%) + (IDR Return x 25%) + (TRY Return x 25%) + (ZAR Return
                               x 25%)]
                               The INR Return, the IDR Return, the TRY Return, and the ZAR Return are the Reference
                               Currency Returns of the Indian rupee, the Indonesian rupiah, the Turkish lira, and the South
                               African rand, respectively
Reference Currency Return      (Starting Spot Rate - Ending Spot Rate) / Starting Spot Rate
Maturity                       Approximately 3 years
Settlement                     Cash
Payment At Maturity per $1,000 $1,000 plus the Additional Amount principal amount note

Selected Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] The return on the notes at maturity is linked to the Basket Return, and will depend on whether, and the extent to which, the Reference Currency Returns are positive, and the notes are subject to an embedded maximum payment at maturity.
You will receive no more than the principal amount of your notes at maturity if the Basket Return is zero or negative.
[] Any payment on the notes is subject to the credit risk of JPMorgan Chase &
Co., which we refer to as JPMC. Therefore, the value of the notes prior to maturity are subject to changes in the market's view of JPMC's creditworthiness.
[] JPMC and its affiliated play a variety of roles in connection with the issuance of the notes. Potential conflicts of interest could adversely affect the value of the notes.
[] The method of calculating the Reference Currency Return will diminish any appreciation, and magnify the depreciation, of the Reference Currencies relative to the Base Currency.
[] Movements in the exchange rate of the Reference Currencies relative to the
Base Currency may be highly correlated, or may offset each other, each of which may adversely affect the value of the notes.
[] The notes are subject to emerging market and E.U. currency exchange risk, currency market disruptions and the risk of governmental intervention, and may not pay as much as a direct investment in the Reference Currencies. These risks may heighten in periods of financial turmoil.
[] The notes are also subject to currency exchange risks with respect to the
U.S. dollar, as the Spot Rates of the Reference Currencies do not reference the euro directly.
[] JPMS' estimated value does not represent future values and may differ from others' estimates.
[] The value of the notes which may be reflected in customer account statements may be higher than JPMS' then-current estimated value for a limited time period.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for JPMC (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPM will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

Hypothetical Payment for Notes linked to an Equally Weighted Basket of Four
Currencies Relative to the European Union Euro at Maturity (assuming $1,000
Initial Investment)

The graph above demonstrates the hypothetical total return on the notes at maturity for a subset of Basket Returns detailed in the table below.

                             Payment at Maturity per
Ending Basket Level Basket   $1,000 Principal Amount Total Return on Notes
=================== ======== ======================= =====================
     170.00         70.00%        $2,050.00               105.00%
     160.00         60.00%        $1,900.00               90.00%
     150.00         50.00%        $1,750.00               75.00%
     140.00         40.00%        $1,600.00               60.00%
     130.00         30.00%        $1,450.00               45.00%
     120.00         20.00%        $1,300.00               30.00%
     115.00         15.00%        $1,225.00               22.50%
     100.00         10.00%        $1,150.00               15.00%
     105.00          5.00%         $1,075.00               7.50%
=================== ======== ======================= =====================
     100.00          0.00%         $1,000.00               0.00%
=================== ======== ======================= =====================
      95.00         -5.00%        $1,000.00                0.00%
      90.00         -10.00%       $1,000.00                0.00%
      85.00         -15.00%       $1,000.00                0.00%
      80.00         -20.00%       $1,000.00                0.00%
      70.00         -30.00%       $1,000.00                0.00%
      60.00         -40.00%       $1,000.00                0.00%
      50.00         -50.00%       $1,000.00                0.00%
      0.00          -100.00%      $1,000.00                0.00%
=================== ======== ======================= =====================

Each hypothetical return set forth above assumes a Starting Basket Level of 100 and the Participation Rate of 150%. The actual Participation Rate will be determined on the pricing date and will not be less than 150%. Each hypothetical payment at maturity set forth above is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting the SEC website at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and
SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.